Exhibit 99.1

News: For Immediate Release	May 9, 2006

Contact: Leah Campbell, Remy International, Inc. 765-778-6848

Remy International names two executive officers: Kerry Shiba and David Muir

Anderson, Ind., May 9, 2006 — Remy International, Inc. (“Remy International” or the “Company”) announces the appointment of Kerry A. Shiba as Senior Vice President and Chief Financial Officer (“CFO”) and David R. Muir as Senior Vice President and Chief Procurement Officer (“CPO”).

Mr. Shiba has approximately 30 years of experience in complex manufacturing environments. He began his career at Ernst and Ernst (now Ernst and Young) followed by 16 years with the BF Goodrich Company where he progressed to become the top financial executive for the $1.2 billion Specialty Chemical Group. In 1998 Shiba joined Kaiser Aluminum Corporation where he held positions of increasing responsibility, most recently as Vice President and Chief Financial Officer. He holds a BA in accounting and political science from Baldwin Wallace College in Berea, Ohio.

Mr. Muir also has extensive experience and has demonstrated world class procurement processes and commercial skills. He has held positions with Intel Corporation, American Plumbing and Mechanical Inc. and most recently served as the Senior Vice President, Chief Procurement Officer of R.R. Donnelley. He holds a bachelor’s degree in Accounting from Lycoming College in Williamsport, Pennsylvania. He also holds the following certifications: Six Sigma Black Belt Certification, Certified Public Accountant (CPA) and Certified Purchasing Manager (CPM).

“Shiba and Muir are extremely talented and we are excited to welcome them to our team. Their proven track records in business transformation, energy and enthusiasm will be a significant asset in helping us deliver our commitments and leveraging our competitive position,” said Remy International President and CEO John H. Weber.

Remy International, Inc., headquartered in Anderson, Indiana, is a leading manufacturer, remanufacturer and distributor of Delco Remy brand heavy-duty systems and Remy brand starters and alternators, diesel engines, locomotive products and hybrid power technology. The Company also provides worldwide components core-exchange services for automobiles, light trucks, medium and heavy-duty trucks and other heavy-duty, off-road and industrial applications.

Remy was formed in 1994 as a partial divestiture by General Motors Corporation of the former Delco Remy Division, which traces its roots to Remy Electric, founded in 1896. Additional information is available at the Company’s website: http://www.remyinc.com

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